                                                     RULE NO. 424(b)(5)
                                                     REGISTRATION NO. 333-35248


PROSPECTUS SUPPLEMENT
(To Prospectus dated April 20, 2000)

[LOGO OF Lilly]

                                  $400,000,000

                             Eli Lilly and Company

                              5.50% Notes due 2006

                                 ------------

   The notes will bear interest at the rate of 5.50% per year. Interest on the notes is payable on January 15 and July 15 of each year, beginning on January 15, 2002. The notes will mature on July 15, 2006. We may redeem some or all of the notes at any time at the price described under the heading "Description of the Notes--Optional Redemption."

   The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

   The notes are being offered globally for sale in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. Application will be made to list the notes on the Luxembourg Stock Exchange.

   Neither the Securities and Exchange Commission, any state securities commission, the Luxembourg Stock Exchange nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                                 ------------

                                                          Per Note    Total
                                                          -------- ------------
Public Offering Price....................................  99.615% $398,460,000
Underwriting Discount....................................   0.350% $  1,400,000
Proceeds to Eli Lilly and Company (before expenses)......  99.265% $397,060,000

   Interest on the notes will accrue from July 12, 2001 to date of delivery.

                                 ------------

   The underwriters expect to deliver the notes in book-entry form only to purchasers through the facilities of The Depository Trust Company, Clearstream or the Euroclear System on or about July 12, 2001.

                                 ------------

                          Joint Book-Running Managers

JPMorgan                                                    Salomon Smith Barney

                                 ------------

Banc of America Securities LLC
                  Banc One Capital Markets, Inc.
                                     Mellon Financial Markets, LLC
                                                             Merrill Lynch & Co.

July 9, 2001

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the attached prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement.

                               ----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Recent Developments........................................................  S-3
Ratio of Earnings From Continuing Operations to Fixed Charges..............  S-3
Use of Proceeds............................................................  S-3
Description of the Notes...................................................  S-4
U.S. Federal Tax Considerations............................................ S-11
Underwriting............................................................... S-13
Legal Matters.............................................................. S-14
Experts.................................................................... S-14
General Information........................................................ S-14

                                   Prospectus

About this Prospectus.......................................................   2
Eli Lilly and Company.......................................................   2
Where You Can Find More Information.........................................   2
Special Note Regarding Forward-Looking Statements...........................   3
Use of Proceeds.............................................................   5
Ratio of Earnings from Continuing Operations to Fixed Charges...............   5
Description of Debt Securities..............................................   5
Plan of Distribution........................................................  14
Legal Matters...............................................................  15
Experts.....................................................................  15

   This prospectus supplement and the accompanying prospectus include information provided in order to comply with the rules governing the listing of securities on the Luxembourg Stock Exchange. We are responsible for the accuracy of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We confirm, after reasonable inquiry, that to the best of our knowledge and belief, there are no other facts the omission of which would make any statement contained or incorporated by reference in this prospectus supplement or the accompanying prospectus misleading in any material respect.

                               ----------------

   THE LUXEMBOURG STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS DOCUMENT, MAKES NO REPRESENTATION AS TO ITS ACCURACY OR COMPLETENESS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS HOWSOEVER ARISING FROM OR IN RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN.

                              RECENT DEVELOPMENTS

Prozac Patent Litigation

   Barr Laboratories, Inc., and Geneva Pharmaceuticals, Inc., have each submitted an Abbreviated New Drug Application ("ANDA") seeking FDA approval to market generic forms of Prozac before the expiration of our patents. The ANDAs assert that two U.S. patents held by us covering Prozac (the compound patent expiring in 2001 and a method of use patent expiring in 2003) are invalid and unenforceable. We sued Barr and Geneva in federal court in Indianapolis seeking a ruling that the challenges to our patents are without merit. In January 1999, the trial court granted summary judgment in our favor on two of the four claims raised by Barr and Geneva against our patents. Barr and Geneva appealed that decision to the Court of Appeals for the Federal Circuit, and then dismissed their other two claims in exchange for a $4 million payment. On August 9, 2000, the Court of Appeals upheld the 2001 compound patent but held that the 2003 method of use patent was invalid. We requested a rehearing by the Court of Appeals. On May 31, 2001, the Court of Appeals granted our request for a rehearing and vacated its August 9, 2000, decision, but simultaneously issued a new decision on rehearing that also found the 2003 patent invalid, based on different legal reasoning. We have again requested a rehearing by the Court of Appeals.

   Several other generic manufacturers have also filed ANDAs for generic forms of Prozac, challenging one or both of the patents. In late 1998, Zenith Goldline Pharmaceuticals, Inc.; Teva Pharmaceuticals USA; and Cheminor Drugs, Ltd., together with one of its subsidiaries, filed ANDAs challenging the 2003 patent. In 1999, Novex Pharma, a division of Apotex, Inc., notified the company that it had filed an ANDA challenging both patents. In 1999, Cheminor and Schein Pharmaceuticals, Inc. each filed an ANDA for a different dosage form. In 2000, Barr and Teva both filed additional ANDAs for the different dosage form, and Alphapharm Pty. Ltd. also filed ANDAs for two dosage forms. We have filed lawsuits in the United States District Court of the Southern District of Indiana seeking rulings that all these challenges to the patent(s) are without merit. The cases are awaiting resolution of the petition for rehearing by the Court of Appeals in the original Barr case.

         RATIO OF EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES

   Our ratio of earnings from continuing operations to fixed charges for each of the periods indicated is as follows:

                                   Three Months Ended Year Ended December 31,
                                       March 31,      ------------------------
                                          2001        2000 1999 1998 1997 1996
                                   ------------------ ---- ---- ---- ---- ----
Ratio of Earnings from Continuing
 Operations
 to Fixed Charges.................        19.6        17.9 16.1 14.2 12.2 7.4

   The ratio of earnings from continuing operations to fixed charges represents our historical ratio and is calculated on a consolidated basis. This ratio is calculated as follows:

 income from continuing operations               fixed charges excluding
  before taxes and extraordinary       +   capitalized interest and preferred
               item                                  stock dividends
--------------------------------------------------------------------------------
                                 fixed charges

   Fixed charges include interest from continuing operations for all years presented and preferred stock dividends for 1996 though 1999.

                                USE OF PROCEEDS

   We expect to use the net proceeds from the sale of the notes (estimated at $397,060,000, before deducting estimated expenses of this offering) for general corporate purposes. We may temporarily invest funds that we do not immediately need in marketable securities and short-term investments.

                            DESCRIPTION OF THE NOTES

   The following summary describes the particular terms of the notes offered by this prospectus supplement. It supplements the description of the general terms and provisions of the debt securities included in the attached prospectus. The notes will be issued under an indenture, dated as of February 1, 1991, between us and Citibank, N.A., as trustee. The following summary of the notes is qualified in its entirety by reference to the description of the debt securities and indenture contained in the accompanying prospectus.

General

   The notes will mature on July 15, 2006. The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The notes will be issued in fully registered form only, in denominations of $1,000 and integral multiples of that amount.

   We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional debt securities having such similar terms, together with the notes, will constitute a single series of debt securities under the indenture.

   We will pay interest on the notes at a rate of 5.50% per annum semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2002, to the persons in whose names the notes are registered at the close of business on December 31 or June 30, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

   If any interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date. Similarly, if the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. Interest payments for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

   As used in this prospectus supplement, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Optional Redemption

   At our option, we may redeem the notes, in whole or in part, at any time or from time to time. The redemption price will be equal to the greater of the following amounts:

  . 100% of the principal amount of the notes being redeemed on the redemption date; and

  . the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including the amount, if any, of accrued and unpaid interest to the redemption date) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), as determined by the Reference Treasury Dealer (as defined below), plus 12.5 basis points;

plus, in each case, accrued and unpaid interest on the notes to the redemption date.

   Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

   We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

   "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

   "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

   "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

   "Reference Treasury Dealer" means (A) J.P. Morgan Securities Inc. or Salomon Smith Barney Inc. (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

   "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

   On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If fewer than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

   The notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Book-Entry Notes

 The Depository Trust Company

   Except under the limited circumstances described below, all notes will be book-entry notes. This means that the actual purchasers of the notes will not be entitled to have the notes registered in their names and will not be entitled to receive physical delivery of the notes in definitive (paper) form. Instead, upon issuance, all the notes will be represented by one or more fully registered global notes.

   Each global note will be deposited with, or on behalf of, The Depository Trust Company, a securities depository, and will be registered in the name of DTC's nominee, Cede & Co. No global note representing book-entry notes may be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to another nominee of DTC. Thus, DTC will be the only registered holder of the notes and will be considered the sole representative of the beneficial owners of the notes for purposes of the indenture.

   The registration of the global notes in the name of Cede & Co. will not affect beneficial ownership and is performed merely to facilitate subsequent transfers. The book-entry system, which is also the system through which most publicly traded common stock is held in the United States, is used because it eliminates the need for physical movement of securities certificates. The laws of some jurisdictions, however, may require some purchasers to take physical delivery of their notes in definitive form. These laws may impair the ability of holders to transfer book-entry notes.

   Purchasers of notes in the United States may hold interests in the global notes only through DTC, if they are participants in such system. Purchasers may also hold interests indirectly through securities intermediaries-- such as banks, brokerage houses and other institutions that maintain securities accounts for customers--that have accounts with DTC or its nominee ("participants"). Purchasers of notes in Europe can hold interests in the global notes only through Clearstream Banking, societe anonyme, or through Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in these systems or indirectly through organizations that are participants in these systems.

   Because DTC will be the only registered owner of the global notes, Clearstream and Euroclear will hold positions through their respective U.S. depositaries, which in turn will hold positions on the books of DTC. The trustee will act as U.S. depositary for Clearstream, and The Chase Manhattan Bank will act as U.S. depositary for Euroclear. For information on how accounts of ownership of notes held through DTC are recorded, please refer to "Description of Debt Securities--Global Securities" in the accompanying prospectus.

   We, the trustee and all of our and their agents will not be liable for the accuracy of, or responsible for maintaining, supervising or reviewing, DTC's records or any participant's records relating to book-entry notes. We, the trustee and all of our and their agents also will not be responsible or liable for payments made on account of the book-entry notes.

   In this prospectus supplement, unless and until definitive (certificated) notes are issued to the beneficial owners as described below, all references to "holders" of notes shall mean DTC or its nominee. We, the trustee and any paying agent, transfer agent or registrar may treat DTC as the absolute owner of the notes for all purposes.

   We will make all distributions of principal and interest on our notes to DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the notes. DTC and its participants are generally required by law to receive and transmit all distributions, notices and directions from us and the trustee to the beneficial owners through a chain of intermediaries. Purchasers of the notes will not receive written confirmation from DTC of their purchases. However, beneficial owners of book-entry notes are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants or indirect participants through which they entered into the transaction.

   Similarly, we and the trustee will accept notices and directions solely from DTC. Therefore, in order to exercise any rights of a holder of notes under the indenture, each person owning a beneficial interest in the notes must rely on the procedures of DTC and, in some cases, Clearstream or Euroclear. If the beneficial owner is not a participant in the applicable system, then it must rely on the procedures of the participant through which that person owns its interest. DTC has advised us that it will take actions under the indenture only at the direction of its participants, which in turn will act only at the direction of the beneficial owners. Some of these actions, however, may conflict with actions DTC takes at the direction of other participants and beneficial owners.

   Notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them.

   Book-entry notes may be more difficult to pledge because of the lack of physical note. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner's account.

   DTC has advised us as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

 Clearstream Banking, societe anonyme

   Clearstream Banking, societe anonyme, was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Cedel International, societe anonyme, and Deutsche Borse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.

   Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of the Euroclear System, to facilitate settlement of trades between Clearstream and Euroclear.

   As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks. Clearstream customers may include the underwriters. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

   Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

 The Euroclear System

   The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese yen. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

   The Euroclear System is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation (the "Cooperative"). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

   The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

  .  transfers of securities and cash within the Euroclear System,

  .  withdrawal of securities and cash from the Euroclear System and

  .  receipts of payments with respect to securities in the Euroclear System.

   All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

   Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

   The foregoing information about DTC, Clearstream and Euroclear has been provided by each of them for information purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

 Global Clearance and Settlement Procedures

   Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way, in accordance with DTC's rules, and will be settled in immediately available funds using DTC's same-day funds settlement system. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way, in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

   Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected through DTC, in accordance with DTC's rules, on behalf of the relevant European international clearing system by the U.S. depositaries. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in this system in accordance with its rules and procedures and within its established deadlines, European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.

   Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. These credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

   Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time.

 Distributions on Book-Entry Notes

   We will make all distributions of principal of and interest on book-entry notes to DTC. Upon receipt of any payment of principal or interest, DTC will immediately credit the accounts of its participants on its book-entry registration and transfer system. DTC will credit those accounts in proportion to the participants' respective beneficial interests in the principal amount of the global note as shown on the records of DTC. Payments by participants to beneficial owners of book-entry notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

   Distributions on book-entry notes held beneficially through Clearstream will be credited to Clearstream participants, in accordance with Clearstream's rules and procedures, to the extent received by its U.S. depositary.

   Distributions on book-entry notes held beneficially through Euroclear will be credited to Euroclear participants, in accordance with the Euroclear Terms and Conditions, to the extent received by its U.S. depositary.

Definitive Notes and Paying Agents

   If any of the events described under "Description of Debt Securities--Global Securities" of the accompanying prospectus occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive notes are available and notice will be published as described below under "--Notices." Beneficial owners of book-entry notes will then be entitled (1) to receive physical delivery in certificated form of definitive notes equal in principal amount to their beneficial interest and (2) to have the definitive notes registered in their names. The definitive notes will be issued in denominations of $1,000 and whole multiples of $1,000 in excess of that amount. Definitive notes will be registered in the name or names of the person or persons DTC specifies in a written instruction to the registrar of the notes. DTC may base its written instruction upon directions it receives from its participants. Thereafter, the holders of the definitive notes will be recognized as the "holders" of the notes under the indenture.

   The indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive note, so long as the applicant furnishes to us and the trustee such securities or indemnity and such evidence of ownership as we and the trustee may require.

   In the event definitive notes are issued, the holders of definitive notes will be able to receive payments of principal of and interest on their notes at the office of our paying agent maintained in the Borough of Manhattan, The City of New York, and, if the notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg. Payment of principal of a definitive note may be made only against surrender of the note to one of our paying agents. We have the option, however, of making payments of interest by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

   Our payment agent in the Borough of Manhattan is currently the corporate trust office of Citibank, N.A., currently located at 111 Wall Street, 14th Floor, Zone 3, New York, New York 10043. Our payment agent and transfer agent in Luxembourg is expected to be Chase Manhattan Bank Luxembourg S.A., currently located at Rue Plaetis 5, L-2338, Luxembourg. As long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a paying agent and transfer agent in Luxembourg. Any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "--Notices" below.

   In the event definitive notes are issued, the holders of definitive notes will be able to transfer their notes, in whole or in part, by surrendering the notes for registration of transfer at the office of Citibank, N.A. and, so long as notes are listed on the Luxembourg Stock Exchange, at the offices of the payment agent in Luxembourg, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to us and the securities registrar. A form of such instrument of transfer will be obtainable at the offices of Citibank, N.A. and the Luxembourg paying agent. Upon surrender, we will execute, and the trustee will authenticate and deliver, new notes to the designated transferee in the amount being transferred, and a new note for any amount not being transferred will be issued to the transferor. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

   Notices to holders of the notes will be made by first class mail, postage prepaid, to the addresses that appear on our register. So long as the notes are listed on the Luxembourg Stock Exchange, notices will also be made by publication in an authorized newspaper in Luxembourg, which is expected to be the Luxembourger Wort. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

                        U.S. FEDERAL TAX CONSIDERATIONS

   The following is a general discussion of the material U.S. federal tax consequences of the acquisition, ownership and disposition of notes. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis.

   This discussion applies only to initial holders that purchase notes upon original issuance at the initial offering price and that hold notes as capital assets. This discussion is for general information only and does not address all of the U.S. federal income tax consequences that may be important to particular holders in light of their individual circumstances. Such holders may include banks and other financial institutions, insurance companies, tax-exempt entities, dealers in securities, certain former citizens or former long-term residents of the United States, persons holding the notes as part of a hedging or conversion transaction or a straddle or U.S. Holders that have a functional currency other than the U.S. dollar. As used herein, the term "U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes, a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or any State thereof, including the District of Columbia, or an estate or trust that is a United States person as defined in the Code. The term "Non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder. This discussion does not address the tax consequences to Non-U.S. Holders that are or would be subject to U.S. federal income tax on a net basis on income realized with respect to a note because such income is effectively connected with the conduct of a U.S. trade or business. In addition, this discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to a particular beneficial owner.

   Prospective purchasers are urged to consult their own tax advisors as to the particular U.S. federal income and other tax consequences to them of the acquisition, ownership and disposition of the notes as well as any tax consequences under state, local and foreign tax laws, and the possible effects of changes in tax laws.

Federal Income Taxation of U.S. Holders

   In general, interest on a note will be taxable to a U.S. Holder as ordinary income at the time it accrues or is actually or constructively received in accordance with the U.S. Holder's method of accounting for federal income tax purposes. Upon the sale, exchange, redemption, retirement at maturity or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (1) the sum of cash and the fair market value of other property received on such disposition, except to the extent such cash or property is attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary income, and
(2) such U.S. Holder's adjusted tax basis in the note. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the notes were held for more than one year on the date of such sale, exchange, redemption, retirement or other disposition.

   Non-corporate U.S. Holders will generally be required to supply a social security number or other taxpayer identification number along with certain certifications under penalties of perjury in order to avoid backup withholding with respect to interest paid on a note and the proceeds of a sale of a note. In addition, such payments will generally be subject to information reporting. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Federal Income Taxation of Non-U.S. Holders

 General

   Payments of interest on notes to a Non-U.S. Holder will not be subject to federal income or withholding tax, except as described below under "Backup Withholding and Information Reporting," provided that (a) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (b) the Non-U.S. Holder is not a "controlled foreign corporation" that is related to us, through stock ownership, (c) the Non-U.S. Holder is not a bank described in section 881(c)(3)(A) of the Code, and (d) either (i) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN or a suitable substitute form that it is not a "U.S. person," as defined in the Code, and provides its name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that such a statement has been received from the Non-U.S. Holder and furnishes a copy thereof. In the case of notes held by a foreign partnership, certifications must also be provided by the partners. If interest paid on the notes is subject to U.S. withholding tax, a Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on notes would be subject to a reduced rate of or exemption from withholding tax, provided a properly executed IRS Form W-8BEN is furnished to the withholding agent.

   A Non-U.S. Holder generally will not be subject to U.S. income or withholding tax, except as described below under "Backup Withholding and Information Reporting," with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a note unless the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of disposition and certain other conditions are met.

   Notes held at the time of death by an individual who is not a citizen or resident of the United States will not be included in such holder's gross estate for U.S. federal estate tax purposes, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote.

 Backup Withholding and Information Reporting

   Backup withholding and information reporting will not apply to payments made by us or a paying agent to a Non-U.S. Holder if the certification described above is received, provided that the payor does not have actual knowledge that the holder is a U.S. person. Backup withholding and information reporting generally will not apply if payments on a note are made to a Non-U.S. Holder by or through the foreign office of a custodian, nominee or other agent of such Non-U.S. Holder, or if a foreign office of a broker pays the proceeds of the sale of a note. Information reporting requirements, but not backup withholding, will apply, however, to a payment by or through a foreign office of a custodian, nominee, agent or broker that is, for U.S. federal income tax purposes, a U.S. person, a "controlled foreign corporation", a foreign partnership that at any time during its taxable year is 50% or more owned by U.S. persons, or a foreign person that has certain connections with the United States, unless such custodian, nominee, agent or broker has documentary evidence in its records that the holder is a non-U.S. person and certain other conditions are met, or the holder otherwise establishes an exemption. Payment by a U.S. office of a custodian, nominee, agent or broker is subject to both backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a U.S. person and the payor does not have actual knowledge to the contrary, or the holder otherwise establishes an exemption. A Non-U.S. Holder may obtain a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS.

                                  UNDERWRITING

   J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. are acting as representatives of the underwriters named below.

   Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

                                                                Principal Amount
   Underwriter                                                      of Notes
   -----------                                                  ----------------
   J.P. Morgan Securities Inc. ................................   $160,000,000
   Salomon Smith Barney Inc....................................    160,000,000
   Banc of America Securities LLC..............................     20,000,000
   Banc One Capital Markets, Inc...............................     20,000,000
   Mellon Financial Markets, LLC...............................     20,000,000
   Merrill Lynch, Pierce, Fenner & Smith
    Incorporated...............................................     20,000,000
                                                                  ------------
     Total.....................................................   $400,000,000
                                                                  ============

   The underwriting agreement provides that obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

   The underwriters may offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.250% of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed 0.125% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concession.

   The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                                      Paid by
                                                                   Eli Lilly and
                                                                      Company
                                                                   -------------
      Per note....................................................     0.350%

   In connection with the offering, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

   The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

   Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

   We estimate that our expenses for this offering will be $100,000.

   The notes are a new issue of securities with no established trading market. We will apply for listing of the notes on the Luxembourg Stock Exchange. We cannot guarantee that our application to list the notes on the Luxembourg Stock Exchange will be approved, and the completion of this offering is not conditioned on obtaining the listing. We have been advised by the underwriters that they presently intend to make a market in the notes, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and may discontinue any market making at any time at their sole discretion. Accordingly, we can provide no assurance as to the liquidity of, or trading markets for, the notes.

   In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with us and our affiliates. Salomon Smith Barney Inc. is an affiliate of Citibank, N.A. In addition to its lending relationships with us, Citibank, N.A. is the trustee under the indenture under which the notes will be issued. J.P. Morgan Securities Inc. is an affiliate of The Chase Manhattan Bank, which is one of our lenders.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                 LEGAL MATTERS

   The validity of the notes will be passed upon for us by Dewey Ballantine LLP, New York, New York. Davis Polk & Wardwell, New York, New York, will pass on the validity of the notes and various other matters for the underwriters. Dewey Ballantine LLP and Davis Polk & Wardwell will rely on the opinion of James B. Lootens, our Assistant Secretary and Associate General Counsel, with respect to all matters of Indiana law. As of July 9, 2001, James B. Lootens owned 10,830 shares of our common stock and had the right to acquire an additional 34,375 shares.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in the prospectus attached to this prospectus supplement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                              GENERAL INFORMATION

   Application will be made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, our certificate of incorporation and by-laws and a legal notice relating to the issuance of the notes will be deposited prior to listing with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where copies thereof may be obtained. You may request copies of these documents together with this prospect supplement, the accompanying prospectus, the underwriting agreement, the indenture and our current annual and quarterly reports, as well as all other documents incorporated by reference in this prospectus supplement, including future annual and quarterly reports, so long as any of the notes are outstanding.

   You can also request copies (free of charge) of (1) this prospectus supplement, the accompanying prospectus and the indenture, and (2) our annual, quarterly and current reports, as well as other documents incorporated by reference in this prospectus supplement, including future annual, quarterly and current reports, by following the directions under "Where You Can Find More Information" of the accompanying prospectus, by calling the Securities and Exchange Commission at 1-800-SEC-0330 or by visiting the SEC's website at http://www.sec.gov. These documents will also be made available (free of charge) at the main office of Chase Manhattan Bank Luxembourg S.A. in Luxembourg. Chase Manhattan Bank Luxembourg S.A. will act as intermediary between the Luxembourg Stock Exchange and us and the holders of the notes.

   The members of our board of directors are Steven C. Beering, M.D., Sir Winfried F.W. Bischoff, Franklyn G. Prendergast, M.D., Ph.D., Kathi P. Seifert, George M. C. Fisher, Alfred G. Gilman, M.D., Ph.D., Karen N. Horn, Ph.D., August M. Watanabe, M.D., Charles E. Golden, Kenneth L. Lay, Ph.D., Sidney Taurel and Alva O. Way. The business address of each director and executive officer in such capacities is Lilly Corporate Center, Indianapolis, Indiana 46285.

   As of the date of this prospectus supplement, there has been no material adverse change in our consolidated financial condition since March 31, 2001.

   Neither we nor any of our subsidiaries is involved in litigation, arbitration or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes, other than as disclosed in this prospectus supplement or the accompanying prospectus. We are not aware of any such litigation, arbitration or administrative proceedings pending or threatened, other than as disclosed in this prospectus supplement or the accompanying prospectus.

   We accept responsibility for the information contained in this prospectus supplement and the accompanying prospectus.

   Resolutions relating to the issue and sale of the notes were adopted by our board of directors on April 17, 2000 and by the action taken by our Risk Management Committee on July 9, 2001, pursuant to authority granted by our board of directors.

   The notes have been accepted for clearance through Euroclear and Clearstream and have been assigned International Securities Identification Number (ISIN) US532457AT56 and CUSIP No. 532457AT5.

                   Principal Office of Eli Lilly and Company:

                             Lilly Corporate Center
                          Indianapolis, Indiana 46285

                                    Trustee:

                                 Citibank, N.A.
                                111 Wall Street
                               14th Floor, Zone 3
                            New York, New York 10043

                    Luxembourg Stock Exchange Listing Agent
                and Luxembourg Paying Agent and Transfer Agent:

                      Chase Manhattan Bank Luxembourg S.A.
                                 Rue Plaetis 5
                                     L-2338
                                   Luxembourg

                                 Legal Advisor
                           to Eli Lilly and Company:

                            Rebecca O. Kendall, Esq.
                   Senior Vice President and General Counsel
                             Eli Lilly and Company
                             Lilly Corporate Center
                          Indianapolis, Indiana 46285

                               Special Counsel to
                             Eli Lilly and Company:

                              Dewey Ballantine LLP
                          1301 Avenue of the Americas
                            New York, New York 10019

                      Legal Advisors to the Underwriters:

                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017

                            Independent Auditors of
                             Eli Lilly and Company:

                               Ernst & Young LLP
                             1 Indiana Square #3400
                          Indianapolis, Indiana 46204

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $400,000,000

                             Eli Lilly and Company

                              5.50% Notes due 2006

[LOGO OF Lilly]

                                   --------

                             PROSPECTUS SUPPLEMENT

                                  July 9, 2001

                                   --------

                          Joint Book-Running Managers

JPMorgan                                                    Salomon Smith Barney

                                   --------

                         Banc of America Securities LLC

                         Banc One Capital Markets, Inc.

                         Mellon Financial Markets, LLC

                              Merrill Lynch & Co.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                             Eli Lilly and Company

  Debt Securities            You should read the prospectus supplement and
                             this prospectus carefully before you invest.

   This prospectus describes the debt securities that we may issue and sell at various times:

  . our prospectus supplements will contain the specific terms of each series.

  . we can issue debt securities with a total offering price of up to $2,000,000,000 under this prospectus.

  . we may sell the debt securities to or through underwriters, dealers or agents. We may also sell debt securities directly to purchasers.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                 The date of this prospectus is April 20, 2000

                               Table Of Contents


                                        Ratio of Earnings from Continuing
About This Prospectus.......... 2        Operations to Fixed Charges.......... 5
Eli Lilly and Company.......... 2       Description of Debt Securities........ 5
Where You Can Find More                 Plan of Distribution................. 14
Information.................... 2       Legal Matters........................ 15
Special Note Regarding Forward-         Experts.............................. 15
 Looking Statements............ 3

Use of Proceeds................ 5
                             About This Prospectus

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of debt securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell any of the debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

   The registration statement that contains this prospectus and the exhibits to the registration statement contain additional information about our company and the debt securities offered under this prospectus. The registration statement and exhibits can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                             Eli Lilly and Company

   We were incorporated in 1901 in Indiana to succeed to the drug manufacturing business founded in Indianapolis, Indiana, in 1876 by Colonel Eli Lilly. We discover, develop, manufacture and sell products in one significant business segment--pharmaceutical products. Operations of our animal health business segment are not material to our financial statements. Our products are manufactured or distributed through owned or leased facilities in the United States, Puerto Rico and 28 other countries. Our products are sold in approximately 160 countries.

   Most of the products we sell today were discovered or developed by our own scientists, and our success depends to a great extent on our ability to continue to discover and develop innovative new pharmaceutical products. We direct our research efforts primarily toward the search for products to diagnose, prevent and treat human diseases. We also conduct research to find products to treat diseases in animals and to increase the efficiency of animal food production.

   Our corporate offices are located at Lilly Corporate Center, Indianapolis, Indiana 46285, and our telephone number is (317) 276-2000.

                      Where You Can Find More Information

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at:

450 Fifth Street, N.W.     7 World Trade Center           Citicorp Center
Washington, D.C. 20549     Suite 1300                     500 West Madison Street
                           New York, New York 10048       Suite 1400
                                                          Chicago, Illinois 60661

   You may also obtain copies of this information at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

   Our SEC filings are available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange you should call (212) 656-5060. Our SEC filings are also available at the office of the Pacific Exchange. For further information on obtaining copies of our public filings at the Pacific Exchange you should call
(415) 393-4000.

   The SEC allows us to "incorporate by reference" into this prospectus information which we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede the information in this prospectus and in our other filings with the SEC.

   We incorporate by reference our annual report on Form 10-K for the year ended December 31, 1999, that we previously filed with the SEC. Our Form 10-K contains important information about our business and our financial performance.

   We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934
(1) after the date of the filing of the registration statement and (2) until we have sold all of the debt securities to which this prospectus relates or the offering is otherwise terminated. Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus.

   You may obtain a free copy of these filings from us by telephoning or writing to us at the following address and telephone number:

     Shareholder Services Department
     Eli Lilly and Company
     Lilly Corporate Center
     Indianapolis, Indiana 46285
     Tel.: (317) 276-2000

   You should rely only on the information contained in this document, incorporated by reference into this document or set forth in the applicable prospectus supplement. We have not authorized anyone to give you different information. Therefore, if anyone does provide you with different or inconsistent information, you should not rely on it. We may only use this prospectus to sell debt securities if it is accompanied by a prospectus supplement. We are only offering these debt securities in states where the offer is permitted. The information contained in this prospectus and the applicable prospectus supplement speaks only as of the dates on the front of those documents.

               Special Note Regarding Forward-Looking Statements

   Some of the information included and incorporated by reference in this prospectus and other written and oral statements made from time to time by us contain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, discussions concerning our potential exposure to market risks, as well as statements expressing our expectations, beliefs, estimates, forecasts, projections and assumptions about the future. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "could," "possible," "plan," "project," "will," "forecast" and similar words or expressions. Forward-looking statements are only predictions. Our forward-looking statements generally relate to our strategies, financial results, product development and regulatory approval programs, and sales efforts. You should carefully consider forward-looking statements and understand that actual events or results may differ materially as a result of a variety of risks and uncertainties, known and unknown, and other factors facing our company. Many of those factors are noted in conjunction with the forward-looking statements in the text. It is not possible to foresee or identify all factors affecting our forward-looking statements; therefore, investors should not consider any list of factors affecting our forward-looking statements to be an exhaustive statement of all risks or uncertainties.

   Although we cannot give a comprehensive list of all factors that may cause actual results to differ from our forward-looking statements, the factors include those noted in our SEC filings incorporated by reference into this prospectus, as well as:

  . competitive factors, including generic competition as patents on key products, such as Prozac, expire;

  . pricing pressures, both in the United States and abroad, primarily from managed care groups and government agencies;

  . new patented products or expanded indications for existing products introduced by competitors, which can lead to declining demand for our products;

  . changes in inventory levels maintained by pharmaceutical wholesalers, which can cause reported sales for a particular period to differ significantly from underlying prescriber demand;

  . economic factors over which we have no control, including changes in inflation, interest rates and foreign currency exchange rates, and overall economic conditions in volatile areas such as Latin America;

  . governmental factors, including laws and regulations and judicial decisions at the state and federal level related to Medicare, Medicaid and health care reform that could adversely affect pricing and reimbursement of our products, and laws and regulations affecting international operations;

  . the difficulties and uncertainties inherent in new product development, including new products that appear promising during development but fail to reach the market or have only limited commercial success as a result of efficacy or safety concerns, inability to obtain necessary regulatory approvals, difficulty or excessive costs to manufacture or infringement of patents or other intellectual property rights of others;

  . delays and uncertainties in the regulatory approval process in the United
    States and other countries, resulting in lost market opportunity;

  . unexpected safety or efficacy concerns with respect to marketed products, whether or not scientifically justified, that may lead to product recalls, withdrawals or declining sales;

  . legal factors including unanticipated litigation of product liability claims or other liability claims, environmental matters and patent disputes with competitors which could preclude commercialization of products or negatively affect the profitability of existing products. In particular, while we believe that our U.S. patents on Prozac are valid and enforceable, there can be no assurances that we will prevail in the various legal challenges to those patents;

  . changes in tax laws, including laws related to the remittance of foreign earnings or investments in foreign countries with favorable tax rates, and settlements of federal, state, and foreign tax audits;

  . changes in accounting standards promulgated by the Financial Accounting
    Standards Board, the Securities and Exchange Commission, and the American Institute of Certified Public Accountants which are adverse to us; and

  . internal factors such as changes in business strategies and the impact of restructurings and business combinations.

                                Use of Proceeds

   We will use the net proceeds from the sale of the securities for general corporate purposes or for any other purposes described in the applicable prospectus supplement. We may temporarily invest funds that we do not immediately need in marketable securities and short-term investments.

         Ratio of Earnings from Continuing Operations to Fixed Charges

   Our ratio of earnings from continuing operations to fixed charges for each of the periods indicated is as follows:

                                                       Year Ended December 31,
                                                       ------------------------
                                                       1999 1998 1997 1996 1995
                                                       ---- ---- ---- ---- ----
Ratio of Earnings from Continuing Operations to Fixed
 Charges.............................................  16.1 14.2 12.2 7.4  6.6

   The ratio of earnings from continuing operations to fixed charges represents our historical ratio and is calculated on a consolidated basis. This ratio is calculated as follows:

          income from continuing           +
       operations before taxes             fixed charges excluding capitalized
                                              interest and preferred stock
                                                        dividends
--------------------------------------------------------------------------------
                                 fixed charges

   Fixed charges include interest from continuing operations for all years presented and beginning in 1996, preferred stock dividends.

                         Description of Debt Securities

   We may offer and issue our debt securities from time to time in one or more series. The debt securities are to be issued under an indenture dated February 1, 1991, between us and Citibank, N.A. The indenture does not limit the aggregate principal amount of the debt securities that may be issued under the indenture. The form of the indenture is filed as an exhibit to the registration statement. The indenture incorporates our standard multiple-series indenture provisions, a copy of which is filed as an exhibit to the registration statement. The indenture is subject to and governed by the Trust Indenture Act of 1939. We may enter into one or more additional indentures providing for the issuance of debt securities with one or more banking institutions organized under the laws of the United States of America, any state thereof or such foreign jurisdictions as may be permitted under the Trust Indenture Act, to serve as trustee. The statements made under this heading relating to the debt securities and the indenture are summaries and are not complete. For more complete information, you can review the indenture.

   We will describe in an accompanying supplement to this prospectus the particular terms of the debt securities, any modifications of or additions to the general terms of the debt securities and any applicable federal income tax considerations. Accordingly, for a complete description of the terms of the debt securities being offered, please read both the prospectus supplement and the description of debt securities included in this prospectus.

General

   The debt securities will be unsecured general obligations of our company. The indebtedness represented by the debt securities will rank equal to all other unsecured and unsubordinated indebtedness of our company. The debt securities may be issued in one or more series. Also, a single series may be issued at various times with different maturity rates and different interest rates. One or more series of debt securities may be issued with the same or various maturities at par or at a discount. Debt securities bearing no interest or interest at a rate which at the time of issuance is below the market rate ("original issue discount securities") will be sold at a discount below their stated principal amount. This discount may be substantial. We will provide information regarding federal income tax consequences and other special considerations applicable to any original issue discount securities in an applicable prospectus supplement.

   If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal, premium, or interest, on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will include in the applicable prospectus supplement information on the restrictions, elections, tax considerations, specific terms and other information with respect to that issue of debt securities and the foreign currency or currencies or foreign currency unit or units.

   A prospectus supplement relating to a series of debt securities will include the specific terms relating to the offering. These terms will include some or all of the following:

  . the title;

  . the aggregate principal amount;

  . the price or prices at which the debt securities will be sold;

  . any limit on the aggregate principal amount of a particular series;

  . the date or dates on which or periods during which the debt securities may be issued;

  . the date or dates on which the principal of, and premium, if any, is payable or the method of determining the date or dates;

  . the method by which principal of, and premium, if any, will be determined;

  . if interest bearing:

   . the interest rate;

   . the method by which the interest rate will be determined;

   . the date from which interest will accrue;

   . interest payment dates; and

   . the regular record date for the interest payable on any interest payment date;

  . the place or places where the principal of, premium, if any, and interest, if any, shall be payable;

  . if the series of debt securities may be redeemed in whole or in part, at our option, the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the securities;

  . the denominations, if other than $1,000, in which any registered securities of the series shall be issuable;

  . the denominations, if other than $5,000, in which any bearer securities of the series shall be issuable;

  . if issued as original issue discount securities:

   . the amount of discount; and

   . federal income tax consequences and other special considerations applicable to original issue discount securities;

  . whether the securities will be issued as registered securities or bearer securities or both, and, if bearer securities are issued:

   . whether such bearer securities are also to be issued as registered securities; and

   . the manner in which the bearer securities are to be dated;

  . provisions for payment of additional amounts, if any, and whether we will have the option to redeem the debt securities rather than pay the additional amounts and the terms of that option;

  . the index, if any, used to determine the amount of principal of, premium, if any, or interest, if any;

  . if denominated or payable in a foreign currency:

   . the currency or currencies of denomination;

   . the designation of the currency, currencies or currency unit in which payment of principal of, premium, if any, and interest, if any, will be made; and

   . the designation of the original currency determination agent, if any;

  . whether we will use a global security, the name of the depository for the global security and, if the debt securities are issuable only as registered securities, the terms, if any, upon which interests in the global security may be exchanged for definitive debt securities;

  . the extent to which, or the manner in which, any interest payable on a security in temporary global form on an interest payment date will be paid and the extent to which, or the manner in which, any interest payable on a security in permanent global form on an interest payment date will be paid;


  . if less than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of their maturity;

  . the provisions, if any, relating to the cancellation and satisfaction of the indenture or certain covenants of the indenture prior to the maturity of the debt securities;

  . any deletions, modifications of or additions to the events of default in the indenture; and

  . any other terms or conditions not specified in the indenture. Any such other terms must not conflict with the requirements of the Trust Indenture Act and the provisions of the indenture and must not adversely affect the rights of the holders of any other series of debt securities then outstanding.

   We may authorize the issuance and provide for the terms of a series of debt securities pursuant to a resolution of our board of directors or any duly authorized committee of our board of directors or pursuant to a supplemental indenture. All of the debt securities of a series need not be issued at the same time, and may vary as to interest rate, maturity and date from which interest shall accrue. Unless otherwise provided, a series may be reopened for issuance of additional debt securities of such series.

   We may issue the debt securities as registered securities, bearer securities, or both. We may issue the debt securities in whole or in part in the form of one or more global securities. One or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or global securities. The prospectus supplement relating to a series of debt securities denominated in a foreign currency or currency unit will specify the denomination thereof.

   If we issue bearer securities, we will describe the limitations on the issuance of the bearer securities as well as certain federal income tax consequences and other special considerations applicable to bearer securities in an applicable prospectus supplement.

Exchange, Registration and Transfer

   A holder of debt securities in bearer form may, upon written request in accordance with the terms of the applicable indenture, exchange the bearer securities for (1) registered securities (with all unmatured coupons, except as provided below) of any series, with the same interest rate and maturity date (if the debt securities of such series are to be issued as registered securities) or (2) bearer securities (if bearer securities of such series are to be issued in more than one denomination) of the same series with the same interest rate and maturity date. However, no bearer security will be delivered in or to the United States, and registered securities of any series (other than a global security, except as set forth below) will be exchangeable into an equal aggregate principal amount of registered securities of the same series (with the same interest rate and maturity date) of different authorized denominations. If a holder surrenders bearer securities between a record date and the relevant interest payment date, such holder will not be required to surrender the coupon relating to such interest payment date. Registered securities may not be exchanged for bearer securities.

   Bearer or registered securities may be presented for exchange, and registered securities, other than a global security, may be presented for transfer, at the office of any transfer agent or at the office of the security registrar, without service charge and upon payment of any taxes and other governmental charges as described in the applicable indenture. The transfer or exchange will be completed upon the transfer agent or the security registrar's satisfaction with the documents of title and identity of the person making the request. Bearer securities, and the coupons, if any, relating to the bearer securities, shall be transferred by delivery of the bearer securities.

Global Securities

   We may issue debt securities of a series in whole or in part in the form of one or more global securities. The global securities will be deposited with, or on behalf of, the depositary named in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form. Global securities may be issued in either temporary or permanent form. Unless and until the global security is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for such global security. If transferred in whole, the following are types of transfers which are allowed for global securities:

  . the depositary may transfer the global security to a nominee of that depositary; or

  . a nominee of the depositary may transfer the global security to the depositary or another nominee of that depositary; or

  . the depositary or any nominee of that depositary may transfer the global security to a successor depositary or a nominee of that successor depositary.

   The specific terms of the depositary arrangement with respect to any debt securities of a series will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

   Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of participant institutions that have accounts with the depositary. We or the underwriters, if the debt securities were sold by underwriters, shall designate the accounts to be credited. We will limit ownership of beneficial interests in a global security to participants or persons that may hold interests through participants. We will show ownership of beneficial interests in the global security on records maintained by the depositary. The transfer of the ownership of the global security will be effected only through the records maintained by the depositary. The laws of some states require that certain purchasers of debt securities take physical delivery of such debt securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

   So long as the depositary for a global security, or its nominee, is the owner of the global security, that depositary or nominee will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a global security (1) will not be entitled to have debt securities of the series represented by the global security registered in their names, (2) will not receive or be entitled to receive physical delivery of debt securities of the series in definitive form, and (3) will not be considered the owners or holders thereof under the indenture governing the debt securities.

   Subject to certain limitations on the issuance of bearer securities which will be described in the applicable prospectus supplement, payments of principal of, premium, if any, and interest, if any, on debt securities registered in the name of or held by a depositary or its nominee will be made to the depositary or its nominee, as the registered owner or the holder of the global security representing those debt securities. None of us, the applicable trustee, any paying agent or the applicable security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   We expect that the depositary for debt securities of a series, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a permanent global security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with debt securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants. There may be restrictions on receipt by owners of beneficial interests in a temporary global security of payments in respect of such temporary global security. We will describe any such restrictions in the applicable prospectus supplement.

   If a depositary for debt securities of a series is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within ninety days, we will issue debt securities of that series in definitive form in exchange for the global security or securities representing the debt securities of that series. In addition, we may at any time and in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. If we decide not to have any debt securities of a series represented by a global security, we will issue debt securities of that series in definitive form in exchange for the global security or securities representing such debt securities. Further, if we so provide with respect to the debt securities of a series, each person specified by the depositary of the global security representing debt securities of such series may, on terms acceptable to us and the depositary for such global security, receive debt securities of such series in definitive form. In any such instance, each person so specified by the depositary of the global security will be entitled to physical delivery in definitive form of debt securities of the series represented by the global security equal in principal amount to the person's beneficial interest in the global security. Debt securities of that series so issued in definitive form will be issued (1) as registered securities if the debt securities of that series are to be issued as registered securities, (2) as bearer securities if the debt securities of that series are to be issued as bearer securities or (3) as either registered securities or bearer securities, if the debt securities of that series are to be issued in either form. A description of certain restrictions on the issuance of a bearer security in definitive form in exchange for an interest in a global security will be contained in the applicable prospectus supplement.

Payment and Paying Agents

 Bearer Securities

   We will pay principal, interest and premium, if any, on bearer securities in the currency or currency unit designated in the prospectus supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as we may appoint from time to time. At the option of a holder, we will make such payment by a check in the designated currency or currency unit or by transfer to an account in the designated currency or currency unit maintained by the payee with a bank located outside the United States.

We will make no payment with respect to any bearer security

  . at the principal corporate trust office of the trustee or any other paying agency maintained by us in the United States by transfer to an account with a bank located in the United States, or

  . by check mailed to an address in the United States.

However, we may pay principal, interest, and premium, if any, on bearer securities in U.S. dollars at the principal corporate trust office of the trustee in the Borough of Manhattan, The City of New York, if payment of the full amount thereof at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

 Registered Securities

   Unless otherwise set forth in the applicable prospectus supplement,

  . we will pay principal and premium, if any, on registered securities in the designated currency or currency unit against surrender of such registered securities at the principal corporate trust office of the trustee in the Borough of Manhattan, The City of New York,

  . we will pay any installment of interest on registered securities to the person in whose name the registered security is registered at the close of business on the regular record date for such interest, and

  . we will pay any installment of interest (1) at the principal corporate trust office of the trustee in the Borough of Manhattan, The City of New York, or (2) by a check in the designated currency or currency unit mailed to each holder of a registered security at such holder's registered address.

   We will name in the prospectus supplement the paying agents outside the United States initially appointed by us for a series of debt securities. We may terminate the appointment of any of the paying agents from time to time, except that we will maintain at least one paying agent in the Borough of Manhattan, The City of New York, for payments with respect to registered securities. We will also maintain at least one paying agent in a city in Europe so long as any bearer securities are outstanding where bearer securities may be presented for payment and may be surrendered for exchange. However, so long as any series of debt securities is listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, we will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, for those series of debt securities.

   All moneys we pay to a paying agent for the payment of principal of, premium, or interest on any security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us and the holder of such security entitled to receive such payment will thereafter look only to us for payment thereof.

Concerning the Trustee

   The trustee shall, prior to the occurrence of any event of default with respect to the debt securities of any series and after the curing or waiving of all events of default with respect to such series which have occurred, perform only such duties as are specifically set forth in such indenture. During the existence of any event of default with respect to the debt securities of any series, the trustee shall exercise such of the rights and powers vested in it under the indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

   The trustee may acquire and hold debt securities and, subject to certain conditions, otherwise deal with us as if it were not trustee under the indenture.

   We have lines of credit from the trustee.

Modification of the Indenture

   The indenture contains provisions permitting us and the trustee, without the consent of the holders of the debt securities, to establish, among other things, the form and terms of any series of debt securities issuable under the indenture by one or more supplemental indentures, to (1) add covenants and (2) to provide for security for the debt securities.

   With the consent of the holders of not less than a majority of the aggregate principal amount of the debt securities of any series at the time outstanding, we and the trustee may execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of any supplemental indenture with respect to debt securities of such series or modifying in any manner the rights of the holders of the debt securities of such series.

   However, without the consent of the holder of each security so affected, we and the trustee may not (1) extend the fixed maturity, or the earlier optional date of maturity, if any, of any security of a particular series, (2) reduce the principal amount of any security of a particular series, (3) reduce the premium of any security of a particular series, if any, (4) reduce the rate or extend the time of payment of interest, if any, of any security of a particular series, or (5) make the principal thereof or premium, if any, or interest, if any, of any security of a particular series payable in any currency or currency unit other than as provided pursuant to the indenture or in the debt securities of such series.

   Also, without the consent of the holders of all debt securities of such series outstanding thereunder, we and the trustee may not reduce the percentage of debt securities of any series, the holders of which are required to consent to any such supplemental indenture.

Certain Covenants of Debt Securities

   The indenture contains, among other things, the following covenants:

   Limitation on Liens. We will not, and will not permit any of our subsidiaries to, create, assume, allow to exist or allow to be created or assumed any lien on restricted property to secure any of our debts, any debt of any of our subsidiaries or any debt of any other person unless we also secure the debt securities of any series having the benefit of this covenant by a lien equally and ratably with such other debt for so long as such other debt shall be so secured. The indenture contains the following exceptions to that prohibition:

     (1) liens on property of corporations existing when the corporation becomes a subsidiary;

     (2) liens on property of corporations existing on the date of the applicable indenture;

     (3) liens existing on property when the property was acquired or incurred to finance the purchase price, construction or improvement of the property;

     (4) certain liens in favor of or required by contracts with governmental entities; and

     (5) any lien that would not otherwise be permitted by clauses (1) through (4) above, inclusive; provided that after giving effect to the lien, the sum of, without duplication,

  . the aggregate outstanding principal amount of debt secured by such liens otherwise prohibited by the indenture; and

  . the aggregate amount of all attributable debt with respect to outstanding sale and leaseback transactions otherwise prohibited by the indenture does not exceed 15% of our consolidated net tangible assets.

   Limitation on Sale and Leaseback Transactions. We will not, and will not permit any of our subsidiaries to, enter into any sale and leaseback transaction on any restricted property unless:

     (1) our company or such subsidiary could incur a lien on such restricted property securing debt in an amount equal to the value of such sale and leaseback transaction under the covenant described in "--Limitation on Liens" above without equally and ratably securing the debt securities; or

     (2) we apply, during the six months following the effective date of the sale and leaseback transaction, an amount equal to the value of the sale and leaseback transaction to the voluntary retirement of long-term indebtedness or to the acquisition of restricted property.

Definitions of Certain Terms

   The following are the meanings of terms that are important in understanding the covenants previously described and the covenants described below:

  . ""consolidated net tangible assets" means the total assets less current liabilities and intangible assets;

  . ""restricted property" means

   . any manufacturing facility (or portion thereof) owned or leased by us or any of our subsidiaries and located within the continental United States which, in the opinion of the board of directors, is of material importance to our business and our subsidiaries taken as a whole, but no such manufacturing facility, or portion thereof, shall be deemed of material importance if its gross book value, before deducting accumulated depreciation, is less than 2% of our consolidated net tangible assets; or

   . any shares of capital stock or indebtedness of any subsidiary owning any such manufacturing facility.

  . ""sale and leaseback transaction" means any arrangement with any person providing for the leasing by us or any subsidiary of any restricted property which has been or is to be sold or transferred by us or such subsidiary to such person. However, "sale and leaseback transactions" shall not include (1) temporary leases for a term, including renewals at the option of the lessee of not more than three years, (2) leases between us and a subsidiary or between subsidiaries, (3) leases of a restricted property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the restricted property, and
    (4) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(3) of the Internal Revenue Code of 1954.

  . ""subsidiary'' means any corporation more than 50% of the voting stock of which shall at the time be owned by us or by one or more subsidiaries or by us and one or more subsidiaries, but shall not include any corporation of which we and/or one or more subsidiaries owns directly or indirectly less than 50% of the outstanding stock of all classes having ordinary voting power for the election of directors but more than 50% of the outstanding shares of stock of a class having by its terms ordinary voting power as a class to elect a majority of the board of directors of such corporation.

   Because the covenants described above cover only manufacturing facilities in the continental United States, our manufacturing facilities in Puerto Rico are excluded from the operation of the covenants described above.

   There are no other restrictive covenants contained in the indenture. The indenture does not contain any provision which will restrict us from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on our capital stock or purchasing or redeeming our capital stock. The indenture does not contain any financial ratios, or specified levels of net worth or liquidity to which we must adhere. In addition, the indenture does not contain any provision which would require that we repurchase or redeem or otherwise modify the terms of any of our debt securities upon a change in control or other events involving us which may adversely affect the creditworthiness of the debt securities.

Events of Default

   The indenture provides that with respect to any series of debt securities, an event of default includes:

  . failure to pay interest when due on the debt securities of such series outstanding thereunder, continued for 30 days,

  . failure to pay principal or premium, if any, when due (whether at maturity, declaration or otherwise) on the debt securities of such series outstanding thereunder,

  . failure to observe or perform any of our covenants in the indenture or the debt securities of such series (other than a covenant included in the indenture or the debt securities solely for the benefit of a series of debt securities other than such series), continued for 60 days after written notice from the trustee or the holders of 25% or more in aggregate principal amount, of debt securities of such series outstanding thereunder,

  . certain events of bankruptcy, insolvency or reorganization, and

  . any other event of default as may be specified for such series.

   The indenture provides that if an event of default with respect to any series of debt securities at the time outstanding occurs and is continuing, either the trustee or the holders of 25% or more in aggregate principal amount of debt securities of such series outstanding may declare the principal amount of all debt securities of such series to be due and payable immediately. However, if all defaults with respect to the debt securities of such series (other than non-payment of accelerated principal) are cured and there has been no sale of property under any judgment or decree for the payment of moneys due, the holders of a majority in aggregate principal amount of the debt securities of such series outstanding may waive the default and rescind the declaration and its consequences.

   The indenture provides that the holders of a majority in aggregate principal amount of the debt securities of any series outstanding under the indenture may, subject to certain exceptions, direct the trustee as to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power or trust conferred upon the trustee. The trustee may on behalf of all holders of debt securities of such series waive any past default and its consequences with respect to debt securities of such series, except a default in the payment of the principal of, premium, if any, or interest, if any, on any of the debt securities of such series.

   Holders of any security of any series may not institute any proceeding to enforce the indenture unless the trustee shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of 25% or more in aggregate principal amount of the debt securities of such series outstanding. However, the right of any holder of any security of any series to enforce payment of the principal of premium, if any, or interest, if any, on his debt securities when due shall not be impaired without the consent of such holder.

   The trustee is required to give the holders of any security of any series notice of default with respect to such series known to it within 90 days after the happening of the default, unless cured before the giving of such notice. However, except for defaults in payments of the principal of, premium, if any, or interest, if any, on the debt securities of such series, the trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of the holders of the debt securities of such series.

   We are required to deliver to the trustee each year an officers' certificate stating whether such officers have obtained knowledge of any default by our company in the performance of certain covenants and, if so, specifying the nature of such default.

Merger or Consolidation

   The indenture provides that without the consent of the holders of any of the outstanding debt securities under the indenture, we may consolidate with or merge into, or transfer or lease substantially all of our assets

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to, any domestic corporation or we may permit any domestic corporation to consolidate with or merge into us or convey, transfer or lease substantially all of its assets to us provided:

  . the successor corporation assume our obligations under the indenture;

  . after giving effect to such transaction, our company or the successor corporation would not be in default under the indenture; and

  . that certain other conditions described in the indenture are met.

Discharge, Legal Defeasance and Covenant Defeasance

   At our option, we may be discharged, subject to certain terms and conditions, from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer and exchange of debt securities, replace stolen, lost or mutilated debt securities and coupons, maintain paying agencies and hold moneys for payment in trust) or need not comply with certain restrictive covenants of the indenture if:

  (1) we have deposited with the trustee, in trust, money, and in the case of debt securities and coupons denominated in U.S. dollars, U.S. government obligations or, in the case of debt securities and coupons denominated in a foreign currency, foreign currency government securities, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money or a combination of money, and U.S. government securities, in an amount sufficient to pay in the currency in which the debt securities are payable all the principal of, and interest on the debt securities on the date such payments are due in accordance with the debt securities; and

  (2) we have delivered to the trustee an opinion of independent counsel of recognized standing or a ruling of the IRS to the effect that such deposit and discharge will not cause the holders of the debt securities of such series to recognize income, gain or loss for federal income tax purposes.

Governing Law

   The indenture and the debt securities for all purposes will be governed by and construed in accordance with the laws of the State of New York.

                              Plan of Distribution

   We may sell the debt securities in four ways: (1) to or through underwriters; (2) to or through dealers; (3) through agents; and (4) directly or through our subsidiaries to purchasers.

   We may distribute debt securities from time to time in one or more transactions at (1) a fixed price or prices, which may be changed, (2) at market prices prevailing at the time of sale, (3) at prices related to such market prices or (4) at negotiated prices.

   If underwriters are used in the offering of debt securities, the names of the managing underwriter or underwriters and any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement. Only underwriters named in a prospectus supplement will be deemed to be underwriters in connection with the debt securities described in that prospectus supplement. Firms not so named will have no direct or indirect participation in the underwriting of such debt securities, although such a firm may participate in the distribution of those debt securities under circumstances entitling that firm to a dealer's commission. It is anticipated that any underwriting agreement pertaining to any debt securities will (i) entitle the underwriters to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which the underwriters may be required to make in respect thereof,
(ii) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (iii) provide that the underwriters generally will be obligated to purchase all debt securities if any are purchased.

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   We also may sell debt securities to a dealer as principal. If we sell debt securities to a dealer as a principal, then the dealer may resell those debt securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

   Debt securities also may be offered through agents we may designate from time to time. The applicable prospectus supplement will contain the name of any such agent and the terms of its agency. Unless otherwise indicated in the prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

   As one of the means of direct issuance of the debt securities, we may utilize the services of any available electronic auction system to conduct an electronic "dutch auction" of the debt securities among potential purchasers who are eligible to participate in the auction of such debt securities, if so described in the prospectus supplement.

   Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the debt securities described in the prospectus supplement and, under agreements which may be entered into with us, may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which they may be required to make in respect of those liabilities. Underwriters, dealers and agents may engage in transactions with us, or perform services for us in the ordinary course of business.

   In connection with the original issuance of debt securities issued as bearer securities, in order to meet the requirements set forth in U.S. Treasury Regulation Section 1.163-5(c)(2)(i)(D), each underwriter, dealer and agent will agree to certain restrictions in connection with the original issuance of such debt securities. Such restrictions will be described in the applicable prospectus supplement.

   Offers to purchase debt securities may be solicited directly by us or through our subsidiaries and sales thereof may be made by us directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.

                                 Legal Matters

   The legality of the debt securities will be passed upon for us by Dewey Ballantine LLP, New York, New York, and for any underwriters by counsel as may be specified in applicable prospectus supplements. In rendering such opinion, Dewey Ballantine LLP will be relying as to matters of Indiana law upon the opinion of James B. Lootens, Esq., our Assistant Secretary and Associate General Counsel.

                                    Experts

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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